Exhibit 4.2
THIS WARRANT IS NOT TRANSFERABLE OTHER THAN IN THE LIMITED CIRCUMSTANCES PR OVIDED HEREIN AND THE HOLDER HEREOF AGREES FOR THE BENEFIT OF THE COMPANY TH AT THIS WARRANT MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED BY SUCH HOLDER OTHER THAN AS PROVIDED HEREIN. Non-Transferable Warrant for Purchase of Common Stock of CLEAN DIESEL TECHNOLOGIES, INC. (a Delaware corporation) WARRANT TO PURCHASE SHARES THIS CERTIFI ES THAT, for value received and subject to the provisions hereinafter set forth is entilled to purchase from Clean Diesel Technologies. Inc.. a Delaware corporation [the “Company”) the number of shares of Common Stock of the Company, par value $.01 per share (the “Shares”), set forth above all a price of USDS7.92 per share (the Exercise Price”) on or before 5:00 p.m. local lime at the then executive offices of the Company on or prior to the Expiration Date (as defined below). This Warrant shall be void unless exercised on or before the Expiralion Date. 1 Merger Considaration This Warrant is issued pursuant to that certain Agreement and Plan of Merger by and between the Company CDT Merger Sub. Inc. and Catalytic Solutions, Inc. (“CSl”), as amended, relating to the Merger (as defined therein) and the issuance by the Company to the Holder of the Merger Consideration (as defined herein, including this Warrant on the date hereof 2. Exercise; Expiration Date. This Warrant may be exercised from lime to lime by the Holder as to the whole or any lesser number of the Shares upon tender of this Warrant to American Stock Transfer & Trust Company. LLC, Operations Center. Attn: Reorganization Department, 6201 15th Avenue, Brooklyn. New York 11219. with the Form of Election so Exercise (on the reverse side hereof) lilled expressing the Holder’s intent to Exercise the same together to American Stock Transfer & Trust Company. LLC of the Exercise Price of the Shares stated in the to be purchased. If this Warrant is exercised in respect of lewer than all of the Shares trial may be purchased Order this Warrant Company shall execute a new warrant in me form of this Warrant for the remaining Shares issuable under the original Warrant and deliver such new Warrant to the Holder unless the number of remaining Shares is less than one (1). in which case no new warrant shall be issued. This Warrant and all rights hereunder will expire if not exercised by 5:00 p.m. prevailing local time in New York, New York on the date that is the earlier to occur of (c) October 15, 2013. and (ii) that date that is thirty (30) days after the giving of notice by the Company to the Holder that The Fair Market Value of one Share has exceeded 130% of the Exercise Price lor consecutive days (which 10-day period means, if the Shares are then listed exchansing otherwise quoted. 10 consecutive days for which the Closing Bid Price is reported), and that We Warrant will therefore exmine if not exercised prior to the Expiration Date. -Fair Market Value means (i) the consolidated closing bid price of one Share as on the NASDAQ Stock Market. LLC or COUNTERSIGNED: AMERICAN STOCK TRANSFER & TRUST COMPANY. LLC (New York NY) WARRANT AGENT BY: AUTHORIZED SIGNATURE on an/ other principal national securities exchange on which The Shares are then listed or admitted lor Hading or (ii) if the Shares are not then listed or admited for trading on any national secrities exchange, the last reported sate price or in case no such sale takes place on each day during the 10-day period referred to below, the average of the highest reported bid and the lowest reported asked quotation for the Shares, either case as reported on any authorised interdaler quotation system (in each case, the “Closing Bid Price’). II the Shares are not listed or admitted for trading on any national securities exchange of quoted by any interdealer quotation system or a similar service. Fair Market Value means the fair market value of a Share as determined by a majority of the directors of the Company’s Board of Directors 3. No Stockholder Rights This Warrant does not confer upon [he Holder or the Holder’s permitted Assignees any right whatsoever as a stockholder of the Company, including without limiting the generality of the foregoing, the right to vote, to receive nonces and the right to receive dividends, prior to the exercise of the Holder’s rights to purchase the Shares as provided herein, 4. No Transfers. This Warrar.. ma, not be transferred security interest or charge, pledgee, hypothecated, or otherwise transferred except (i) is the result of by operation of law (such as death or merger or otherwise) or (ii) as required by law or of competent ,(such a- in connection with divorce, bankruptcy or liquidation). A request lor a transfer of this Warrant shall be accompanied By such documentation establishing satisfaction of The conditions Set forth in clause (i) or (ii) above, as applicable, as may be reasonably requested by the Company (including opinions of counsel, if appropriate) Upon receipt of documentation reasonably satisfactory to the Company, the Company shall permit the transfer of this Warrant (Continued on reverse Side) WITNESS the seal of the Company and the of us duly authorized cheers as of the date first written above- CLEAN DIESEL TECHNOLOGIES. INC.

     5. Securities Laws. Any Shares issued upon the exercise of this Warrant (unless pursuant to an effective registration statement under the Act) shall bear the following legend:
     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN TAKEN FOR INVESTMENT AND THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM REGISTRATION IS THEN AVAILABLE.
     6. Capital Adjustments. The Exercise Price and the number of Shares purchasable hereunder are subject to adjustment from time to time, as follows:
          (a) If at any time there shall be a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of Shares of stock or other securities or property of the successor corporation resulting from such merger or consolidation, to which the Holder would have been entitled in such merger or consolidation, if this Warrant had been exercised immediately before such merger or consolidation.
          (b) If the Company at any time shall, by subdivision, combination or reclassification of securities or otherwise, change any of the Shares into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the Shares immediately prior to such subdivision, combination, reclassification or other change.
          (c) If the Company at any time shall split or subdivide its Common Stock, the Exercise Price shall be proportionately decreased and the number of Shares issuable pursuant to this Warrant shall be proportionately increased. If the Company at any time shall combine its Common Stock, the Exercise Price shall be proportionately increased and the number of Shares issuable pursuant to this Warrant shall be proportionately decreased.
     7. Governing Law. This Warrant shall be governed by and construed for all purposes by in accordance with the laws of the State of Delaware without reference to the conflicts of laws rules of any jurisdiction.
     8. Notices. Any notice effecting an exercise of this Warrant shall, if in writing, be effective upon receipt by the Company of the Warrant, notice of exercise and payment of the Exercise Price. Other notices shall, if in writing, be effective on receipt, if delivered in person or by facsimile transmission, or, if given by mail, four (4) days after deposit in the mail service, air-mail postage pre-paid in any case to the then executive office of the Company to the attention of the Company Secretary, or, if to the Holder, to the address given above or to such other address by notice so given.
     9. Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday. Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or a legal holiday.
     10. Lost Warrants. The Company covenants with the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver a new Warrant of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant
     11. Fractional Shares. This Warrant may be exercised only for an integral number of Shares, and fractional Shares may not be purchased hereunder.
     12. Headings. The headings in this Warrant are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Warrant.
Form of Election to Exercise
The undersigned hereby irrevocably elects to exercise this Warrant to purchase an aggregate of              full shares of Common Stock, par value $.01 per share of Clean Diesel Technologies, inc. (the “Shares”) at the Exercise Price of $7.92 per Share (as it may be adjusted) and herewith tenders payment for such Shares in the aggregate amount of $                    in accordance with the terms hereof.
Dated:

Social Security Number or Taxpayer ID:

Name of Registered Holder (please print):

Address (please print):

Signature:

NOTE: The above signature must correspond with the name as written upon the face of this Warrant certificate in every particular, without alteration or enlargement or change whatsoever. THIS WARRANT IS NOT TRANSFERABLE OTHER THAN IN THE LIMITED CIRCUMSTANCES PROVIDED HEREIN AND THE HOLDER HEREOF AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS WARRANT MAY NOT BE OFFERED SOLD, PLEDGED, OR OTHERWISE TRANSFERRED BY SUCH HOLDER OTHER THAN AS PROVIDED HEREIN.